                                                                    EXHIBIT 10.1

                        SEPARATION AND RELEASE AGREEMENT

         This Separation and Release Agreement (hereinafter the "Separation Agreement") is entered into as of the 23rd day of November, 1999, by and between Acsys, Inc., formerly ICCE, Inc., (hereinafter the "Company"), and Timothy Mann, Jr. (hereinafter the "Employee"). This Separation Agreement shall become effective when approved by the Board of Directors of the Company or a committee thereof (the "Effective Date").

         WHEREAS, the Employee has been employed by the Company in the capacity of Chief Executive Officer pursuant to that Employment Agreement dated March 12, 1997, as amended in Amendment No. 1 to Employment Agreement, dated September 3, 1997, and Amendment No. 2 to Employment Agreement, dated October 14, 1997 and by resolution of the Board of Directors of the Company (collectively referred to herein as the "Employment Agreement"); and

         WHEREAS, the Employee has also served as a member of the Board of Directors of the Company; and

         WHEREAS, the Employee and the Company have mutually agreed to Employee's resignation from his employment with the Company and his resignation from the Company's Board of Directors; and

         WHEREAS, the Company and the Employee have agreed to a severance arrangement pursuant to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

         Section 1. Termination of Employment and Resignation from Board of Directors. The Company and the Employee agree that the Employee's employment with the Company will be terminated as of the day and year first above written (the "Separation Date"), that Employee has voluntarily resigned from his employment and that the Employee has been paid all wages and compensation due him through the Separation Date. The Company and the Employee further agree that, contemporaneously with the signing of this Separation Agreement, the Employee shall resign as a member of the Company's Board of Directors by executing the letter of resignation attached hereto as Exhibit A, and agree that the Employee's resignation is not the result of a disagreement with the Company relating to the Company's operations, policies or practices.

         Section 2. Severance Pay. The Company shall make a total gross payment to the Employee of $200,000.00, less withholding for taxes:

         Within 3 business days of the Effective Date
         but no later than December 2, 1999                                     $91,954.03
         April 1, 2000                                                          $34,482.76
         July 1, 2000                                                           $27,586.21
         October 1, 2000                                                        $22,988.50
         January 3, 2001                                                        $22,988.50

The Employee agrees that he shall submit an expense report for all reimbursable expenses he has incurred between October 31, 1999 and the date of execution of this Agreement, which total amount shall not exceed One Thousand Dollars ($1,000), no later than December 20, 1999 and the Company agrees to reimburse the submitted expenses, to the extent that they are approved in accordance with the Company's normal approval procedures, up to a total of One Thousand Dollars ($1,000) in the regular course of business and in accordance with the Company's normal reimbursement procedures. The Employee agrees to pay for all expenses he has incurred or caused to be incurred on the Company's credit cards or through other Company accounts to the extent that such expenses are not approved by the Company, and normally are not approvable business expenses, pursuant to the Company's normal expense approval process.

In the event that the Company fails to make a payment as set forth in this Section, Mann shall give the Company notice of such failure in accordance with
Section 5.03 herein. The Company shall have ten (10) calendar days after receipt of notice from Mann within which to cure by making such payment. If the Company fails to cure by making such payment within ten (10) calendar days of receipt of notice from Mann, all amounts due hereunder not yet paid shall be accelerated and become immediately due and payable. If the Company does not make the overdue payment within the 10-day cure period, interest shall begin to accrue on all overdue amounts on the eleventh (11th) day (the day following the end of the cure period) at the then prime rate of interest as published in the Wall Street Journal.

Such payments shall be reported by the Company as W-2 income received by the Employee. The Employee agrees that this amount is greater than any amount to which he could be entitled by contract or law and that it constitutes valuable and sufficient consideration for the Employee's promises, covenants and releases herein. Employee agrees that, except as specifically and expressly provided in this Separation Agreement, no further wages, commissions, backpay, attorneys fees, severance pay or other employment benefits are due him from the Company or its officers, directors, employees, affiliates, successors or assigns.

         Section 3.  Mutual Releases.

                  (a). By Employee. In consideration for the severance benefits described in Section 2 hereof and Company's promises and releases herein, Employee for himself, his successors and assigns, now and forever, hereby releases and discharges the Company and its officers, directors, stockholders, employees, agents, parent corporations, subsidiaries, affiliates, successors, assigns and attorneys (the "Releasees"), from any and all claims, legal or equitable actions, liability or litigation, real or contemplated, known or unknown, that the Employee may now have or may later claim to have had against any of the Releasees arising out of anything that has occurred up to and through the date hereof, including without limitation, any claims arising by virtue of his status as a shareholder and/or director of the Company or out of his employment or termination of employment with the Company. Without limiting the foregoing, the Employee hereby releases those claims that could have been asserted by him in connection with the Employment Agreement or in connection with any claim or suit for wrongful discharge or any claim under either state or federal employment or discrimination laws including, without limitation Title VII of the Civil Rights Act of 1964, and the Americans with Disabilities Act. The Employee acknowledges that he may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to claims between him and the Releasees released by this Separation Agreement and he agrees that he is waiving all such claims. For the purpose of implementing a full and complete release and discharge of the Releasees, the Employee expressly acknowledges this Separation Agreement is intended to include in its effect, without limitation, all claims that he does not know or suspect to exist in his favor at the time he signs this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claim or claims. The Employee shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority against the Releasees by or naming or joining such Releasees as parties to collect or enforce any claims or causes of action which are released and discharged hereby. Employee hereby acknowledges and agrees that he has knowingly relinquished, waived and forever released any and all other remedies that might be available to him, including without limitation, claims for back pay, front pay, fringe benefits, contract and personal injury damages, punitive damages and attorneys' fees or expenses of litigation.

         The foregoing release and covenant not to sue is not, however, intended to release or apply to, and shall not release or apply to, any rights of the
Employee: (i) under this Separation Agreement or the Shareholder and Restrictive Covenant Agreement executed contemporaneously herewith (the "Shareholder and Restrictive Covenant Agreement") or to enforce any right, term or provision of this Separation Agreement or the Shareholder and Restrictive Covenant Agreement;
(ii) to receive any COBRA health insurance continuation to which he is otherwise entitled at his own expense or to receive benefits under any Company insurance or other benefit plans, including any 401(k) plan, that either have accrued or vested prior to the date hereof or that, by their terms, expressly are intended and designed under such plans to survive an employee's termination or separation from the Company; (iii) now or in the future to be entitled to claim or receive indemnification and related benefits as an officer or director of the Company under any applicable state laws, the Company's Articles of Incorporation or the Company's By-laws, or that certain Acsys, Inc. Directors and Officers Indemnification Agreement originally executed in 1997 and a replacement document executed contemporaneous herewith because of the loss of the original (the "Indemnification Agreement"); (iv) to claim or receive insurance coverage or to be defended under any directors and officers insurance coverage which applies to or benefits directors and/or officers of the Company and which applies to the Employee; or (v) to exercise stock options granted pursuant to the Stock Option Agreements defined below in this Agreement.

                  (b). By Company. In consideration for Employee's promises and releases herein, the Company, for itself, its subsidiaries, successors and assigns, now and forever, hereby releases and discharges the Employee from any and all claims, legal or equitable actions, liability or litigation, real or contemplated, known or unknown, that the Company may now have or may later claim to have had against the Employee arising out of anything that has occurred up to and through the date hereof, including without limitation, any claims arising out of his employment or termination of employment with the Company; provided, however, that the Company does not release or waive any claims arising from any illegal acts by Employee or any claims against the Company for any ultra vires acts by Employee, which claims are expressly reserved. The Company acknowledges that it may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to claims between it and the Employee which are nonetheless released hereby. For the purpose of implementing a full and complete release and discharge of the Employee, except with respect to the exceptions set forth above, the Company expressly acknowledges this Separation Agreement is intended to include in its effect, without limitation, all claims that it does not know or suspect to exist in its favor at the time it signs this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claim or claims. The Company shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority against the Employee or naming or joining the Employee as a party to collect or enforce any claims or causes of action which are released and discharged hereby. The Company hereby acknowledges and agrees that it has knowingly relinquished, waived and forever released any and all other remedies that might be available to it, including without limitation, claims for contract damages, punitive damages and attorneys' fees or expenses of litigation.

         Section 4. Representations and Warranties. Employee represents and warrants that he has not, as of the date hereof, committed any illegal act which could give rise to a claim against Employee by the Company, nor has he committed any ultra vires act which could give rise to a claim against the Company by a third party. The Company represents and warrants that the Company's Officers David Cooper and Brady W. Mullinax, Jr. are not aware of any such illegal or ultra vires acts on the part of the Employee as of the date hereof.

         Section 5. Company Property. Employee shall be permitted to retain without charge as his personal property a Nokia cell phone, Dell laptop computer and docking station and Motorola two-way pager previously furnished him by the Company. The Company shall have no responsibility or obligation to Mann or otherwise for usage fees incurred after the date hereof. Employee agrees that he will not retain or destroy, and will return to the Company, any and all other property of Company in his possession or subject to his control including, but not limited to, keys, credit and identification cards, computers, client files and information, acquisition files and information, contact information for targets, buyers and clients, all other files and documents relating to the Company, its plans or its business, contracts, personal items or equipment provided to him for his use, together with all written or recorded materials, documents, computer discs, plans, records, notes or other papers belonging to the Company. The Employee further agrees not to make, distribute or retain any such information or property.

         Section 6. Press Release. The Company and the Employee agree that the fact of the Employee's separation from the Company shall be formally announced in a press release and the references to the Employee shall use substantially the language set forth in the form attached hereto as Exhibit B; provided, however, that if Company requests changes altering the language contemplated by Exhibit B and provides a copy of such changes to the Employee prior to the release of the statement; the Employee shall not unreasonably refuse to allow such changes.

         Section 7. Cooperation in Claims. With respect to any claim asserted by or brought against the Company in relation to its business and/or against the Employee in his former capacity as employee, officer or Director of the Company, the Employee, upon reasonable notice and at the written request of the Chief Executive Officer of the Company, or his designee, and without requiring a court order or other compulsion, agrees to make himself and any necessary records or documents in his possession reasonably available to the Company for an aggregate total of up to thirty (30) hours where necessary to prosecute or defend any such claim; and will use his best efforts to cooperate with the Company in prosecuting or defending any such claim, provided, however, that in any case where the Employee is required to travel for any consultation or legal proceedings at the express written request of the Chief Executive Officer of the Company, or his designee, (excluding any instance where the Company and the Employee are on opposite sides of the litigation or are in any other opposing position), the Employee shall be entitled to receive reimbursement of reasonable travel costs reasonably expected to be incurred and properly documented.

         Section 8. Use of the Employee's Likeness. The Employee acknowledges and understands that, for a period of one year from the date hereof, it may be necessary for the Company to make use of photographs or other material evidencing the Employee's likeness in brochures, annual reports and the like which were taken or created prior to the day and year first above written, and hereby consents to and acknowledges the Company's ability, in the normal course of business, to make use of such photographs and material evidencing the Employee's likeness.

         Section 9. Neutral Reference. So long as the Employee is in compliance with all provisions of this Separation Agreement and request for such reference is directed to the Vice President of Human Resources for the Company, the Company shall provide Employee and any prospective employers of Employee a neutral job reference, stating only Employee's dates of employment and positions held and indicating that provision of such limited information is pursuant to Company policy.

         Section 10. Successors and Assigns. This Separation Agreement shall be binding upon, inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Separation Agreement shall also be binding upon, inure to the benefit of and be enforceable by any successor to the Company by reason of any merger, consolidation or sale of assets, dissolution, debt foreclosure or other reorganization of the Company.

         Section 11. Severability. If any provision hereof is unenforceable, such provision shall be fully severable, and this Separation Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing this Separation Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

         Section 12. Knowing and Voluntary. The Employee acknowledges that he has reviewed the terms and conditions of this Separation Agreement, that he understands its terms, and that he has executed this Separation Agreement voluntarily and without any coercion, undue influence, threat or intimidation of any kind whatsoever. The Employee further acknowledges that the consideration he receives for this Separation Agreement is in addition to any amounts to which he was already entitled pursuant to the Employment Agreement or otherwise.

         Section 13. Arbitration. Any dispute between the parties pertaining to this Separation Agreement shall be resolved through binding arbitration conducted by the American Arbitration Association under the employment rules then in effect. The parties agree that any arbitration proceeding shall be conducted in Atlanta, Georgia and consent to exclusive jurisdiction and venue there. The award of the arbitrator(s) shall be final and binding, and the parties waive any right to appeal the arbitral award, to the extent that a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance (a) to compel arbitration, (b) to obtain injunctive relief and interim measures of protection pending arbitration, and (c) to enforce any decision of the arbitrator(s), including but not limited to the final award.

         Section 14. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Separation Agreement and shall not be used in construing it.

         Section 15. Acknowledgment of Obligation to Tender Back Consideration. The Employee acknowledges and agrees that if he ever attempts to bring a claim against the Company under state or federal law for discrimination or for wrongful termination, including but not limited to a claim under Title VII of the Civil Rights Act of 1964, and/or the Americans with Disabilities Act, which claims were released by him by virtue of Section 3(a) of this Separation Agreement, regardless of whether this Separation Agreement or the release and covenant not to sue are valid or enforceable with respect to those claims, he will first pay to the Company all sums paid by it to him or on his behalf under this Separation Agreement. The Employee also agrees that he will pay any reasonable attorney's fees and costs incurred by the releasees in defending themselves against the aforementioned released claim(s) and/or the attempted revocation, rescission or annulment of the aforementioned released claim(s), unless he ultimately prevails on the revocation, rescission or annulment and the substantive claim(s).

         Section 16. No Release of Future Claims. The Company and the Employee understand and agree that, notwithstanding anything in this Separation Agreement to the contrary, nothing in this Separation Agreement in any way restricts the rights of the Company and/or the Employee to bring a claim or seek equitable relief against the other based on acts occurring subsequent to the day and year first above written.

         Section 17. Entire Agreement. Except as otherwise expressly provided herein (including in the documents referred to herein), this Separation Agreement constitutes the entire agreement between the Company and the Employee with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect to the subject matter hereof, written or oral. Nothing in this Separation Agreement expressed or implied is intended to confer upon any person, other than the Company or the Employee or their respective successors, any rights, remedies, obligations or liabilities under or by any reason of this Agreement.

         Section 18. Termination of Employment Agreement; Continuation of Stock Option Agreements and Shareholder and Restrictive Covenant Agreement and Absence of Other Agreements. The Employment Agreement is hereby terminated in all respects. The Stock Option Agreements between Employee and the Company, dated May 19, 1997, February 5, 1998 and October 26, 1998 (the "Stock Option Agreements"), the Shareholder and Restrictive Covenant Agreement and the Indemnification Agreement, will continue in full force and effect in accordance with their terms. The Company and the Employee hereby represent and warrant to the other that, except for this Separation Agreement, the Stock Option Agreements, the Indemnification Agreement and the Shareholder and Restrictive Covenant Agreement there are no agreements, arrangements or understandings, written or oral, between the parties with respect to any subject matter whatsoever.

         Section 19. Choice of Law. This Separation Agreement, and the rights and obligations of the parties hereto, shall be governed and construed in accordance with the laws of the State of Georgia.

         Section 20. Negotiated Agreement. The Separation Agreement was negotiated between the parties hereto, and the fact that one party or the other drafted this Separation Agreement shall not be used in its interpretation.

         Section 21. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Mann, to:

                  4439 North Elizabeth Lane
                  Atlanta, GA  30339


                  with a copy to:

                  Michael E. Ross, Esq.
                  King & Spalding
                  191 Peachtree Street
                  Atlanta, GA  30303-1763
                  Facsimile: (404) 572-5144

                  If to the Company, to:

                  Brady W. Mullinax, Jr.
                  Acsys, Inc.
                  75 14th Street
                  Suite 2200
                  Atlanta, Georgia  30309
                  Facsimile: (404) 815-4703

                  with a copy to:

                  Bryan E. Davis, Esq.
                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Facsimile: (404) 881-4777

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto and, if and when Mann obtains a facsimile number prior to January 31, 2001, he shall provide it promptly to all parties above.

         Section 22. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be duly executed as of the day and year first above written. The parties agree and acknowledge that (i) this Separation Agreement shall become effective only upon approval by the Board of Directors of the Company or a committee thereof and (ii) that this Separation Agreement shall be null, void, and of no effect unless it is so approved by the Board of Directors of the Company or a committee thereof by 5:00 p.m. EST on December 1, 1999.


                                           ACSYS, INC.


                                     By:   /s/ Brady W. Mullinax, Jr.
                                           -----------------------------------
                                     Its:  Chief Financial Officer



                                           THE EMPLOYEE

                                           /s/ Timothy Mann, Jr.
                                           -----------------------------------
                                           Timothy Mann, Jr.

                                    EXHIBIT A



To Whom It May Concern:

I, Timothy Mann, Jr., hereby formally tender my resignation as Chief Executive Officer and as a Director and Officer of Acsys, Inc. and any of its affiliates (the "Company"), and note that my resignation is not the result of any disagreement with the Company relating to the Company's operations, policies or practices. My resignation will be effective upon approval of my Separation Agreement and Shareholder and Restrictive Covenant Agreement by the Board of Directors of Acsys, Inc. or a committee thereof.

Sincerely,

/s/ Timothy Mann, Jr.
-------------------------------
Timothy Mann, Jr.                            Date:  11/23/99
                                                   -----------------------


Accepted:

/s/ Brady W. Millinax, Jr.                   Date:  11/23/99
-------------------------------                    -----------------------
Title: Chief Financial Officer
Acsys, Inc.

                                    EXHIBIT B

FOR IMMEDIATE RELEASE

Contact:     David C. Cooper
             Chairman
             (404) 817-9440

             Jodie Land-Charlop
             Director, Corporate Communications
             (404) 817-9440

                   ACSYS, INC. CHIEF EXECUTIVE OFFICER RESIGNS

ATLANTA (NOV. XX, 1999) - Acsys, Inc. (AMEX:AYS), the nation's fourth largest specialty professional staffing firm, today announced that Timothy Mann Jr., chief executive officer, has resigned his position and has also stepped down from the company's board of directors. Mann's resignation is effective immediately, and will result in a one-time charge in the company's fourth-quarter results.

         Mann served as the chief executive officer of Acsys, Inc. since October 1997, and a director since its formation. Before becoming CEO, Mr. Mann served the company as chief financial officer.

         Commenting on Mann's decision to leave the company, Acsys Chairman of the Board, David C. Cooper said "Tim played an integral role in the merging of the companies that ultimately formed Acsys, our subsequent initial public offering and building the foundation for a new national organization. We appreciate the leadership he provided during our young company's formation, and wish him well in his future endeavors."

         Based in Atlanta, Georgia, Acsys, Inc. provides professional temporary staffing and permanent placement services in the U.S. The company's professional services division, specializing in accounting, finance and corporate staffing, provides a broad range of staffing and workforce solutions to Fortune 500, middle-market and emerging growth companies. The company's information technology (IT) division provides staff augmentation and solutions services in the areas of SAP(TM), J.D. Edwards(R), PeopleSoft, Siebel, e-Commerce and other information technology areas to more than 250 clients throughout the U.S.

         Acsys has more than 600 employees in 40 offices nationwide with 1998 revenues of $148 million. More information about Acsys can be found on the Internet at www.acsysinc.com.

                                       ###

         INFORMATION CONTAINED IN THIS PRESS RELEASE, OTHER THAN HISTORICAL INFORMATION, SHOULD BE CONSIDERED FORWARD-LOOKING IN NATURE AND IS SUBJECT TO VARIOUS RISKS OR UNCERTAINTIES AND ASSUMPTIONS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED OR EXPECTED. AMONG THE KEY FACTORS THAT MAY HAVE A DIRECT BEARING ON THE OPERATING RESULTS, PERFORMANCE OR FINANCIAL CONDITION ARE THE COMPANY'S ABILITY TO ACHIEVE AND MANAGE GROWTH; THE COMPANY'S ABILITY TO SUCCESSFULLY IDENTIFY SUITABLE ACQUISITION CANDIDATES, COMPLETE ACQUISITIONS OR INTEGRATE THE ACQUIRED BUSINESS INTO ITS OPERATIONS; THE COMPANY'S ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL; THE COMPANY'S ABILITY TO DEVELOP NEW SERVICES; AND OTHER FACTORS DISCUSSED IN ACSYS'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.